Exhibit 10.20

SECOND AMENDMENT TO LEASE

AMENDMENT TO LEASE dated March 18, 2011 by and between CEDAR BROOK 7 CORPORATE CENTER, L.P., having an office at 4A Cedar Brook Drive, Cranbury, New Jersey 08512 (hereinafter called the “Landlord”); and OncoBiologics, Inc. having an office at 7 Clarke Drive, Cranbury, New Jersey 08512 (hereinafter called the “Tenant”).

WITNESSETH:

WHEREAS, OncoBiologics, Inc. entered into a Lease Agreement with Landlord dated March 18, 2011 (“Lease”), in connection with office space at 7 Clarke Drive, Cranbury, New Jersey, 08512; and

WHEREAS, a First Amendment to Lease was entered into in December, 2013, and

WHEREAS, the parties want to modify the terms of the Lease Agreement

NOW, THEREFORE, the parties hereto covenant and agree as follows:

1.	The Tenant and Landlord agree that the Tenant shall expand into 5,707 square feet of office and laboratory space as shown on Attachment 1 of this Amendment. The Lease Term for this expansion area shall commence upon the earlier of sixty (60) days after the vacation of the Expansion Area by the existing tenant or the issuance of a certificate of occupancy (CO/TCO/CA) by the township. The Lease Term expiration shall be co-terminus with that of the remainder of the space, i.e. June 30, 2021. The expansion space contained in this Second Amendment to Lease shall have the same right of early termination as contained in Paragraph 6 of the First Amendment to Lease dated January 14, 2014. The right to terminate shall be as of April 30, 2019 with proper notice being given as detailed in the Lease. The Base Rent for this expansion area shall be $18.00 per square foot of space which is equivalent to $102,726.00 annually payable monthly in the amount of $8,560.50. Additional Rent shall be paid as described in the Lease Agreement.

2.	Landlord shall contribute $13.00 per rentable square foot of area towards the modifications of the Expansion Area. Landlord shall perform all construction services required for all areas described by this Amendment and shall charge its normal mark-up for general conditions (2%), overhead (10%) and profit (7.5%) for all such work. Landlord shall present a budget to Tenant for the modifications of the Expansion Area which shall include all Landlords’ costs and markup. Within ten days of issuance of drawings, Tenant has the right to obtain a competitive estimate from an acceptable secondary source for comparison with the Landlord’s budget. This secondary budget shall include a normal markup for a contractor’s general conditions, overhead and profit. In the event that the Landlord’s budget is lower than the secondary budget, the Landlord’s budget shall be deemed acceptable and work shall commence immediately upon the issuance of a construction permit. In the event that the Landlord’s budget is not lower than the secondary budget, the Landlord shall be provided with all the backup details used to develop this secondary budget. If this secondary budget is then deemed to be correct, the Landlord shall have the right to either perform the work using the secondary budget or cede the right to perform the work to the Tenant. If the secondary budget is not deemed to be complete the Landlord and Tenant shall review and modify the secondary budget until it is deemed correct at which time the procedures described in this paragraph shall be followed. Under no circumstances shall the Tenant be allowed to use the services of any of the Landlord’s contractors that have previously performed work within the Tenant’s facilities. Landlord shall provide a one year warranty contract for any mechanical failures to the HVAC system in this expansion area. All maintenance requirements for the HVAC shall remain the responsibility of the Tenant.

3.	Upon approval of the construction budget, Tenant shall issue payment to Landlord in the amount of 50% of the approved construction budget. Upon receipt of this payment, work shall commence on the fit-out of the facility. Thirty days after the commencement of construction the Tenant shall issue a second payment to the Landlord in the amount of 25% of the construction budget. Final payment shall be issued upon the issuance of a CO/TCO/CA by the Township.

4.	Except as set forth above, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified.

5.	This agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals or caused these presents to be executed by their proper corporate officers and caused their proper corporate seals to be hereunder affixed the day and year first above written.

Date:	7/18/14	By:	/s/ Joseph Stern
CEDAR BROOK 7 CORPORATE CENTER, L.P.

Date:		By:	/s/ Donald Griffith, CFO
ONCOBIOLOGICS, INC.